Exhibit 10.1

SETTLEMENT AGREEMENT, WAIVER AND RELEASE OF CLAIMS

This Settlement Agreement, Waiver and Release of Claims (this “Agreement”), dated November 17, 2015 (the “Effective Date”), is entered into by and between Typenex Co-Investment, LLC, a Utah limited liability company (“Typenex”), and Breathe eCig Corp. (formerly known as DNA Precious Metals, Inc.), a Nevada corporation (“Company”). Each of Typenex and Company is sometimes individually referred to hereinafter as a “Party” and collectively as the “Parties”. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed thereto in the Purchase Agreement (as defined below).

A.           On April 28, 2014, Typenex and Company entered into that certain Securities Purchase Agreement (the “Purchase Agreement”), whereby Typenex purchased from Company a Secured Convertible Promissory Note issued by Company in the original principal amount of $552,500.00 (the “Company Note”) and a Warrant to Purchase Shares of Common Stock (the “Warrant”).

B.            In connection with the Purchase Agreement, the Parties also executed and delivered the following documents: a series of five (5) Investor Notes made by Typenex in favor of Company (the “Typenex Notes”); a Security Agreement listing all of the Typenex Notes as security for Company’s obligations under the Financing Documents; an Irrevocable Letter of Instructions to Transfer Agent (the “TA Letter”); a Secretary’s Certificate; and a Share Issuance Resolution (such documents, together with the Purchase Agreement, the Company Note, and the Warrant, the “Financing Documents”).

C.            On or around April 29, 2015, Typenex delivered to Company a Notice of Exercise of Warrant, together with an attorney opinion letter, pursuant to which Typenex exercised a portion of its rights under the Warrant to receive 7,541,511 shares of Company’s Common Stock (the “Delivery Shares”).

D.           Company and the Transfer Agent refused to deliver the Delivery Shares to Typenex.

E.            As a result of Company’s and the Transfer Agent’s failure to deliver the Delivery Shares to Typenex, on or around May 18, 2015, Typenex filed a lawsuit against Company in the Third Judicial District Court of Salt Lake County, State of Utah, as Case No. 150903317 (the “Utah Lawsuit”), sent Company an Arbitration Notice pursuant to Section 8.3 and Exhibit I of the Purchase Agreement (the “Utah Arbitration”), and also filed a lawsuit against Olde Monmouth Stock Transfer Co. Inc., a New Jersey corporation (the “Transfer Agent”) on May 28, 2015 in the United States District Court, Northern District of Illinois, Eastern Division, as Case No. 1:15-cv-04720 (the “Illinois Lawsuit”).

F.            After Typenex filed the Utah Lawsuit and the Illinois Lawsuit and commenced the Utah Arbitration, Company filed a lawsuit against Typenex and Transfer Agent in the Superior Court of New Jersey Law Division—Monmouth County, as Case No. MON-L-2027-15 (the “New Jersey Lawsuit”, and together with the Utah Lawsuit, the Utah Arbitration and the Illinois Lawsuit, the “Lawsuits”).

G.           The Illinois Lawsuit and the New Jersey Lawsuit were previously dismissed.

H.           On October 13, 2015, Typenex and Company participated in a mediation wherein the Parties entered into that certain Commercial Mediation Settlement Agreement (the “Interim Settlement Agreement”).

I.            This Agreement is based on the terms of the Interim Settlement Agreement and is intended to supersede and replace the Interim Settlement Agreement in its entirety.

J.            In order to resolve the Utah Lawsuit and the Utah Arbitration and all other disputes between the Parties, the Parties have agreed, subject to the terms and conditions set forth herein, to (i) resolve all disputes regarding the number of shares of Common Stock to be issued to Typenex, (ii) dismiss the Utah Lawsuit and the Utah Arbitration, and (iii) affirmatively conclude all financial obligations under the Financing Documents.

NOW, THEREFORE, in consideration of the promises set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Incorporation of Recitals. The foregoing recitals are contractual in nature and are incorporated herein as part of this Agreement.

2.           Delivery of Shares.  Pursuant to the terms of the Exchange Agreement attached hereto as Exhibit A (“Exchange Agreement”), Company agrees to issue to Typenex 8,000,000 shares of Company Common Stock (the “Shares”) via DWAC (as defined in the Warrant) in accordance with and in the manner prescribed in the Warrant in exchange for the Warrant. The Parties agree Company will deliver the Shares to Typenex in two installments: (i) 4,000,000 Shares within five (5) Trading Days after the Effective Date (the “First Installment Shares”); and (ii) 4,000,000 Shares on or before January 1, 2016 (the “Second Installment Shares”).

3.           Put Right. Beginning on January 1, 2016, Typenex shall have the right to put the Shares back to Company and Company shall be obligated to purchase the Shares (the “Put Right”) at the following prices: (a) if any Shares are put to Company from January 1, 2016 to April 30, 2016 (“Period 1”) Company must purchase such Shares at $0.01 per share; (b) if any Shares are put to Company from May 1, 2016 to August 31, 2016 (“Period 2”) Company must purchase such Shares at $0.02 per share; and (c) if any Shares are put to Company between September 1, 2016 and December 31, 2016 (“Period 3”) Company must purchase such Shares at $0.03 per share. Typenex shall have the right to put up to 666,667 Shares per month to Company (the “Monthly Put Amount”); provided, however, that if the number of Shares put to Company in a given month is less than the Monthly Put Amount (such difference between the Monthly Put Amount and the number of Shares actually put to Company in a given month, the “Rollover Shares”) then Typenex shall have the right to put such Rollover Shares to Company at any time in the same or immediately succeeding period. For the avoidance of doubt, Rollover Shares from Period 1 may be rolled over to Period 2 and Rollover Shares from Period 2 may be rolled over into Period 3, but Rollover Shares from Period 1 may not be rolled over to Period 3. In addition to the Monthly Put Amount, Typenex shall also have the right to put up to 666,667 Rollover Shares per month to Company. Typenex shall exercise the Put Right by delivering written notice of such exercise (a “Put Notice”) to Company in the manner prescribed herein, which Put Notice must state the number of Shares and the number of Rollover Shares for which the Put Right is being exercised and the purchase price payable to Typenex pursuant to such exercise. For purposes of this Agreement, the Put Right will be deemed to be exercised on the date Typenex delivers a Put Notice to Company. Company must then deliver the applicable purchase price to Typenex by wire transfer of immediately available funds within five (5) Trading Days of the date Typenex delivers a Put Notice to Company. Notwithstanding the foregoing, at such time that Typenex’s Net Sales (as defined below) of Shares is equal to or greater than $200,000.00, Typenex’s Put Right shall automatically terminate and Typenex shall have no further rights to put Shares or Rollover Shares to Company pursuant to this Section 3. For the avoidance of doubt, Rollover Shares shall be purchased by Company at the put price per share for the period that such Rollover Shares are rolled into and not the put price per share of the period that such Rollover Shares are rolled from. By way of example only, if on May 15, 2016, Typenex sent Company a Put Notice electing to put 666,667 Rollover Shares from Period 1 to Company, Company would be obligated to purchase such Rollover Shares from Typenex at the Period 2 price of $0.02 per share and the total purchase price payable to Typenex with respect to such Rollover Shares would be $13,333.34 (666,667 Rollover Shares x $0.02).

4.           Restrictions on Sales of Shares.

4.1.           Volume Limitation. Typenex agrees that, with respect to the Shares, in any given calendar week its Net Sales of such Shares shall not exceed the greater of (a) ten percent (10%) of Company’s weekly dollar trading volume in such week (which, for purposes hereof, means the number of shares traded during such calendar week multiplied by the volume weighted average price per share for such week), and (b) $5,000.00 (the “Volume Limitation”). For purposes of this Agreement, the term “Net Sales” means the gross proceeds from sales of the Shares sold in a calendar week minus any trading commissions or costs associated with clearing and selling such Shares minus the purchase price paid for any shares of Common Stock purchased on the open market during such week. For the avoidance of doubt, any amounts paid by Company to Typenex pursuant to the Put Right and any amounts received by Typenex in connection with previous sales of shares received pursuant to the Warrant shall not be deemed to be Net Sales.

4.2.           Breach of Volume Limitation. Until such time as all the Shares have been sold, Company shall have the right at any time to request that Typenex or its broker deliver a brokerage account statement showing Typenex’s trading activity with respect to the Shares. Typenex agrees to direct its broker to provide such statements directly to Company upon Company’s request. Such brokerage account statements shall delivered to Company within two (2) Trading Days of a request from Company. In the event Typenex’s broker fails to timely deliver any required brokerage account statement, Company may request that Typenex provide such statement to Company and Typenex shall be obligated to deliver such statement to Company within two (2) Trading Days of Company’s request. For the avoidance of doubt, failure by Typenex’s broker to deliver a brokerage account statement shall not be deemed a breach by Typenex of this Agreement. Company and Typenex agree that in the event Typenex breaches the Volume Limitation where its Net Sales of Shares during any week exceed the dollar volume it is permitted to sell during such week pursuant to the Volume Limitation, then in such event, as Company’s sole and exclusive remedy for such breach (and which breach may not be used as a defense to Company’s performance of its obligations hereunder), Company shall receive a cash payment equal to such amount. By way of example only, if the Net Sales of a portion of the Shares were $27,000.00 for a given week where the Volume Limitation was $25,000.00, then Company would receive cash in the amount of $2,000.00 ($27,000.00 - $25,000.00) within five (5) Trading Days of demonstrating the breach as set forth below.  Company must prove any breach of the Volume Limitation by clear and convincing evidence.

5.           Termination of Financing Documents. Upon Typenex’s receipt of the First Installment Shares, the Parties agree that all of the Financing Documents will be deemed to be terminated and of no further force or effect.  Each Party agrees to execute such documents as may be necessary to release any collateral and terminate any security agreement executed in connection with the Financing Documents. Without limiting the foregoing, Company is authorized to file a UCC termination statement with respect to any financing statement filed by Typenex against any assets of Company.

6.           Judgment by Confession. Company has executed the Consent to Entry of Judgment by Confession attached hereto as Exhibit B (the “Confession”) for the benefit of Typenex. At any time following a material breach of this Agreement that is not cured within five (5) business days of the occurrence of such breach, Typenex may file the Confession in its reasonable discretion in the final judgment amount of $500,000.00 (the “Judgment Amount”). In addition, default interest at an interest rate equal to the lesser of 12% per annum or the maximum rate permitted under applicable law, compounding daily, shall accrue on the Judgment Amount from the date that is five (5) business days from the date the Confession is filed until the Judgment Amount, with interest, is paid in full. For purposes of illustration only and not by way of limitation, each of the following shall be considered a material breach of this Agreement: (a) Company’s failure to timely deliver the First Installment Shares or the Second Installment Shares, (b) Company’s failure to timely deliver the purchase price associated with any exercise by Typenex of the Put Right, or (c) Company’s failure to provide adequate current public information pursuant to Section 7.1(d) below.

7.           Representations and Warranties.

7.1.           Representations and Warranties of Company. As a material inducement to Typenex to enter into this Agreement, Company represents and warrants to Typenex as follows:

(a)           Authority for Agreement. Company has full power, authority and legal right and capacity to enter into and perform Company’s obligations under this Agreement and each other document contemplated hereby to which Company is or will be a party and to consummate the transactions contemplated hereby and thereby.  Company has approved this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and has authorized the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby.  No other proceedings on the part of Company, whether by the officers, directors, shareholders, or otherwise, are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby.  This Agreement and the other documents contemplated hereby to which Company is a party have been duly executed and delivered by Company and are legal, valid and binding obligations of Company, enforceable against Company in accordance with their respective terms.

(b)           No Violation to Result. The execution, delivery and performance by Company of this Agreement and the other documents contemplated hereby and the consummation by Company of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time):  (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by any note, debt instrument, security agreement, mortgage or any other contract to which Company is a party or by which Company is bound or any material law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any government authority applicable to Company; (ii) give any government authority or other person the right to challenge any of the transactions contemplated by this Agreement; or (iii) result in the creation or imposition of any encumbrance, lien, or claim, or the possibility of any encumbrance, lien or claim, or restriction in favor of any person upon the Shares or any of the properties or assets of Company.  Except for a current report on Form 8-K under the 1934 Act, no notice to, filing with, or consent of, any person is necessary in connection with, nor is any “change of control” provision triggered by, the execution, delivery or performance by Company of this Agreement and the other documents contemplated hereby nor the consummation by Company of the transactions contemplated hereby or thereby.  Company has given all notices, made all filings (other than a current report on Form 8-K) and obtained all consents necessary for the consummation of the transactions contemplated herein.

(c)           Upon issuance, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

(d)           So long as Typenex beneficially owns any of the Shares and for at least twenty (20) business days thereafter, Company shall file all reports required to be filed with the Securities and Exchange Commission pursuant to Sections 13 or 15(d) of the 1934 Act, and shall take all reasonable action under its control to ensure that adequate current public information with respect to Company, as required in accordance with Rule 144, is publicly available, and shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination.

7.2.           Representations and Warranties of Typenex. As a material inducement to Company to enter into this Agreement, Typenex represents and warrants to Company as follows:

(a)           Authority for Agreement. Typenex has full power, authority and legal right and capacity to enter into and perform Typenex’s obligations under this Agreement and each other document contemplated hereby to which Typenex is or will be a party and to consummate the transactions contemplated hereby and thereby.  Typenex has approved this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and has authorized the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby.  No other proceedings on the part of Typenex, whether by the officers, directors, stockholders, or otherwise, are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby.  This Agreement and the other documents contemplated hereby to which Typenex is a party have been duly executed and delivered by Typenex and are legal, valid and binding obligations of Typenex, enforceable against Typenex in accordance with their respective terms.

(b)           No Violation to Result. The execution, delivery and performance by Typenex of this Agreement and the other documents contemplated hereby and the consummation by Typenex of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time):  (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by any note, debt instrument, security agreement, mortgage or any other contract to which Typenex is a party or by which Typenex is bound or any material law,  judgment, decree, order, rule, regulation, permit, license or other legal requirement of any government authority applicable to Typenex; or (ii) give any government authority or other person the right to challenge any of the transactions contemplated by this Agreement.  No notice to, filing with, or consent of, any person is necessary in connection with, nor is any “change of control” provision triggered by, the execution, delivery or performance by Typenex of this Agreement and the other documents contemplated hereby nor the consummation by Typenex of the transactions contemplated hereby or thereby.  Typenex has given all notices, made all filings and obtained all consents necessary for the consummation of the transactions contemplated herein.

8.           Mutual Release.

8.1.           Release by Typenex. Conditioned upon and subject to Typenex’s receipt of the First Installment Shares, in accordance with Section 2 hereof, Typenex, on behalf of itself and its directors, shareholders, managers, members, officers, employees, agents, attorneys, successors and assigns, and any and all past and present such persons (collectively, the “Typenex Parties”), forever relieves, releases and discharges Company and its directors, officers, employees, agents, attorneys, successors and assigns, and any and all past and present such persons (collectively, the “Company Parties”), from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys’ fees), damages, injuries, actions and causes of actions, of whatever kind or nature, whether legal or equitable, known or unknown, suspected or unsuspected, contingent or fixed (each a “Claim”, and collectively, the “Claims”), that Typenex or any of the Typenex Parties may have that are based upon, relate to or arise out of the Lawsuits, the Financing Documents, or any transaction contemplated by the parties under the Financing Documents, arising or accruing before the Effective Date.  Such release will not apply to or affect any breach of this Agreement, the Exchange Agreement, or any other transaction entered into between Typenex and Company that is outside the scope of the Financing Documents.

8.2.           Release by Company. Company, on behalf of itself and the Company Parties, forever relieves, releases and discharges Typenex and the Typenex Parties, from any and all Claims that Company or any of the Company Parties may have that are based upon, relate to or arise out of the Lawsuits, the Financing Documents, or any transaction contemplated by the parties under the Financing Documents, arising or accruing before the Effective Date. Such release will not apply to or affect any breach of this Agreement, the Exchange Agreement, or any other transaction entered into between Typenex and Company that is outside the scope of the Financing Documents.

8.3.           Release Representations.  Each Party hereto, for itself and on behalf of such Party’s other respective releasing parties, represents, warrants and agrees that (a) such Party hereby waives any Claims such Party has against any of the parties it is releasing hereunder, (b) such Party covenants not to institute against any of the parties it is releasing hereunder any proceeding, suit or action, at law or in equity, of whatsoever kind or nature, whether criminal or civil, or in any way to aid in or encourage the institution or prosecution thereof, for damages, expenses, compensation, injunctive relief or otherwise, arising from or based upon any Claim, and (c) none of the Claims such Party is releasing and waiving hereunder have been sold, assigned or otherwise transferred or encumbered (directly or indirectly) to any person or party whatsoever, and such Party has the full right and power to grant, execute and deliver the full and complete release and waiver contained herein.

8.4.           Unknown Claims.  Each Party hereto represents that it is not aware of any claim against or involving any Party it is releasing hereunder other than the Claims, all of which are released hereunder. Each Party hereto acknowledges that it has been advised by legal counsel and is familiar with the legal principle that provides that a general release does not extend to claims which the releasor does not know or suspect to exist in its favor at the time of executing the release, which if known by it must have materially affected its settlement with the releasee.  Each Party hereto, being aware of said principle, agrees to expressly waive any rights to this effect, as well as under any other statute or common law principles of similar effect.

8.5.           Waiver. Company hereby waives any claims or defenses it may have based on or pertaining to the legal capital doctrine or any other similar laws.

9.           Dismissal of Utah Lawsuit and Utah Arbitration. Conditioned upon and subject to delivery of the First Installment Shares to Typenex in accordance with Section 2 hereof, the Parties agree to cause the Utah Lawsuit and the Utah Arbitration to be dismissed. Such dismissal shall be upon the merits and shall occur by way of the Stipulated Motions to Dismiss and Orders of Dismissal in the forms attached hereto as Exhibit C (the “Dismissal Documents”), to be appropriately executed and filed with the venues in which the Lawsuits have been filed no later than five (5) business days after the delivery of the First Installment Shares. The Parties agree that the Dismissal Documents shall have claim and issue preclusive effect on all claims and/or issues that were or could have been raised in the Utah Lawsuit or the Utah Arbitration. Notwithstanding the dismissal, the Parties agree that the judge presiding over the Utah Lawsuit and the arbitrator presiding over the Utah Arbitration shall maintain jurisdiction to the extent necessary to enforce the Confession. The Parties further agree to cooperate with each other to the extent reasonably necessary in the filing of the Dismissal Documents and to take all reasonable additional steps necessary to effectuate the dismissal of the Lawsuits.

10.           Miscellaneous.

10.1.         No Admission of Liability. This Agreement shall not be construed as an admission by any Party of any validity or invalidity of such Party’s claims or defenses in any action or proceeding.  Neither this Agreement’s terms nor the fact of this Agreement shall be offered or received in evidence or be admissible for any reason in any form in any action or proceeding in any court or tribunal (other than an action to enforce the terms hereof), or used, publicized or disclosed in any manner as an admission, concession or evidence of any liability or wrongdoing of any nature by any Party.

10.2.         Further Assurances.  At any time or from time to time after the Effective Date, at the request of a Party, and without further consideration, each of the Parties shall execute and deliver, or shall cause its respective affiliate(s) to execute and deliver, such other agreements, instruments, certifications or other documents as may be necessary or desirable to effectuate the transactions and fulfill its obligations under this Agreement.

10.3.         Governing Law; Venue. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Utah. Each of the parties consents to the exclusive personal jurisdiction of the federal courts whose districts encompass any part of Salt Lake County, Utah or the state courts of the State of Utah sitting in Salt Lake County, Utah in connection with any dispute arising under this Agreement, and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions or to any claim that such venue of the suit, action or proceeding is improper. Nothing in this subsection shall affect or limit any right to serve process in any other manner permitted by law. COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, THE EXCHANGE AGREEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY.

10.4.         Severability.  If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the Parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

10.5.         Successors. This Agreement shall be binding upon the Parties and their respective heirs, legal representatives, successors and assigns and shall inure to the benefit of the Parties and their respective heirs, successors and assigns.

10.6.         Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Parties to which such amendment and/or waiver applies.

10.7.         Entire Agreement. This Agreement, together with the Exchange Agreement, the Confession, and all other documents contemplated herein or therein,  constitutes the sole and entire agreement between the Parties, whether written or oral, relating to the subject matter hereof and thereof.  This Agreement may only be amended by the Parties in writing.

10.8.         Attorneys’ Fees. In the event of any action at law or in equity to enforce or interpret the terms of this Agreement or any document executed in connection herewith, the Parties agree that the prevailing party shall be entitled to an award of the full amount of the attorneys’ fees and expenses paid by such prevailing party in connection with the litigation and/or dispute without reduction or apportionment based upon the individual claims or defenses giving rise to the fees and expenses. Nothing herein shall restrict or impair a court’s power to award fees and expenses for frivolous or bad faith pleading.

10.9.         Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of: (a) the date delivered, if delivered by personal delivery as against written receipt therefor or by email to an executive officer, or by facsimile (with successful transmission confirmation), (b) the earlier of the date delivered or the third Trading Day after deposit, postage prepaid, in the United States Postal Service by certified mail, or (c) the earlier of the date delivered or the third Trading Day after mailing by express courier, with delivery costs and fees prepaid, in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by five (5) calendar days’ advance written notice similarly given to each of the other parties hereto):

If to Company:

Breathe Ecig Corp.
Attn: Joshua Kimmel
322 Nancy Lynn Lane, Suite 7
Knoxville, Tennessee 37919

If to Typenex:

Typenex Co-Investment, LLC
Attn: John Fife
303 East Wacker Drive, Suite 1040
Chicago, Illinois 60601

With a copy to (which copy shall not constitute notice):

Hansen Black Anderson Ashcraft PLLC
Attn: Jonathan K. Hansen
3051 West Maple Loop, Suite 325
Lehi, Utah 84043

10.10.       Counterparts. This Agreement may be signed in one or more counterparts, which together shall constitute one document. Additionally, facsimile signatures or signatures conveyed via e-mail in one or more counterparts of this Agreement shall be binding.

10.11.       Acknowledgement. By executing this Agreement, each of the Parties evidences that it carefully read and fully understands all of the provisions of this Agreement.  Each Party further acknowledges that, in executing this Agreement, it has not relied on any promise of future benefit or any statement of any of the Parties, or anyone representing any of the Parties, whether written or oral, not set forth in this Agreement.

10.12.       Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of this Agreement.

 [Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the Effective Date.

EXHIBITS:

Exhibit A – Exchange Agreement
Exhibit B – Confession of Judgment
Exhibit C – Dismissal Documents

TYPENEX:

Typenex Co-Investment, LLC

By: Red Cliffs Investments, Inc., its Manager

By: /s/ John M. Fife
      John M. Fife, President

COMPANY:

Breathe Ecig Corp.

By:           /s/ Joshua Kimmel
Name:     _______________
Title:       _______________

[Signature Page to Settlement Agreement, Waiver and Release of Claims]